Exhibit (99.3)

Report of Independent Public Accountants

To the Shareholders of REGAL-BELOIT CORPORATION:

         We have audited the accompanying consolidated balance sheets of REGAL-BELOIT CORPORATION (a Wisconsin Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' investment and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of REGAL-BELOIT CORPORATION and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
January 29, 2002

REGAL-BELOIT CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars, Except Share Information)

                                     ASSETS

                                                                         December 31,
Current Assets:                                                        2001        2000
                                                                       ----        ----
      Cash and cash equivalents ..............................     $   6,629      $   2,612
      Receivables, less allowance for doubtful accounts
           of $2,233 in 2001 and $2,031 in 2000 ..............        80,595         97,032
      Income tax receivable ..................................           182          4,069
      Future income tax benefits .............................         8,420          9,475
      Inventories ............................................       132,272        148,741
      Prepaid expenses .......................................         3,401          3,709
                                                                   ---------      ---------
           Total Current Assets ..............................       231,499        265,638
Property, Plant and Equipment:
      Land and improvements ..................................        11,867         11,898
      Buildings and improvements .............................        85,170         84,171
      Machinery and equipment ................................       240,444        225,617
                                                                   ---------      ---------
           Property, Plant and Equipment, at cost ............       337,481        321,686
      Less-accumulated depreciation ..........................      (152,608)      (132,608)
                                                                   ---------      ---------
           Net Property, Plant and Equipment .................       184,873        189,078
Goodwill .....................................................       312,735        316,295
Other noncurrent assets ......................................        17,492         21,396
                                                                   ---------      ---------
           Total Assets ......................................     $ 746,599      $ 792,407
                                                                   =========      =========


                    LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
      Accounts payable .......................................     $  28,429      $  32,298
      Dividends payable ......................................         2,505          2,509
      Accrued compensation and employee benefits .............        20,250         21,941
      Other accrued expenses .................................        17,303         22,849
      Federal and state income taxes .........................         1,848            154
      Current maturities of long-term debt ...................           120            106
                                                                   ---------      ---------
           Total Current Liabilities .........................        70,455         79,857

Long-term debt ...............................................       345,667        393,510
Deferred income taxes ........................................        43,022         41,063
Other noncurrent liabilities .................................         5,304          4,088
Minority interest in consolidated subsidiary .................         2,001           --
Shareholders' Investment:
      Commonstock, $.01 par value, 50,000,000
              shares authorized, 20,877,249 issued
              and outstanding in 2001 and 20,912,192 issued
              and outstanding in 2000 ........................           210            210
      Additional paid-in capital .............................        41,967         41,779
      Less-treasury stock, at cost, 159,900 shares in 2001
              and 99,200 shares in 2000 ......................        (2,727)        (1,685)
      Retained Earnings ......................................       244,564        234,992
      Accumulated other comprehensive loss ...................        (3,864)        (1,407)
                                                                   ---------      ---------
           Total Shareholders' Investment ....................       280,150        273,889
                                                                   ---------      ---------
           Total Liabilities and Shareholders' Investment ....     $ 746,599      $ 792,407
                                                                   =========      =========

See accompanying Notes to Consolidated Financial Statements.

REGAL-BELOIT CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars, Except Shares Outstanding and Per Share Data)
                                                            For the Year Ended December 31,
                                                           -------------------------------
                                                           2001          2000           1999
                                                           ----          ----           ----
Net Sales ........................................    $   663,571    $   598,203    $   550,661
Cost of Sales ....................................        497,694        440,774        406,493
                                                      -----------    -----------    -----------
      Gross Profit ...............................        165,877        157,429        144,168
Operating Expenses ...............................        109,817         85,821         71,728
                                                      -----------    -----------    -----------
      Income From Operations .....................         56,060         71,608         72,440
Interest Expense .................................         22,239         15,332          9,406
Interest Income ..................................            221            274            220
                                                      -----------    -----------    -----------
      Income Before Income Taxes .................         34,042         56,550         63,254
Provision for Income Taxes .......................         14,452         22,779         25,187
                                                      -----------    -----------    -----------
      Net Income .................................    $    19,590    $    33,771    $    38,067
                                                      ===========    ===========    ===========

Earnings Per Share ...............................    $       .94    $      1.61    $      1.82
                                                      ===========    ===========    ===========

Earnings Per Share - Assuming Dilution ...........    $       .93    $      1.61    $      1.80
                                                      ===========    ===========    ===========

Average Number of Shares Outstanding .............     20,868,896     20,984,423     20,959,182
                                                      ===========    ===========    ===========

Average Number of Shares - Assuming Dilution .....     21,124,204     20,996,189     21,169,580
                                                      ===========    ===========    ===========





See accompanying Notes to Consolidated Financial Statements.

REGAL-BELOIT CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
(In Thousands of Dollars, Except Per Share Data)
                                                                                                            Accumulated
                                                        Common      Additional                                Other
                                      Comprehensive   Stock $.01     Paid-In     Treasury    Retained     Comprehensive
                                         Income        Par Value     Capital       Stock      Earnings    Income (Loss)      Total
                                         ------        ---------     -------       -----      --------    -------------      -----

Balance, December 31, 1998........                         $209      $40,860           --    $183,285            $143      $224,497

Net Income........................        $38,067            --           --           --      38,067              --        38,067

Dividends Declared ($.48 per
 share)...........................                           --           --           --     (10,065)             --       (10,065)

Translation Adjustments...........           (599)           --           --           --          --            (599)         (599)
                                          -------

Comprehensive Income..............        $37,468
                                          =======

Stock Options Exercised...........                            1          725           --          --              --           726
                                                          -----       ------       ------    --------         -------      --------

Balance, December 31, 1999........                          210       41,585           --     211,287            (456)      252,626

Net Income........................        $33,771            --           --           --      33,771              --        33,771

Dividends Declared ($.48 per share)                          --           --           --     (10,066)             --       (10,066)

Translation Adjustments...........           (951)           --           --           --          --            (951)         (951)
                                          -------

Comprehensive Income..............        $32,820
                                          =======

Common Stock Repurchased .........                           --           --       (1,685)         --              --        (1,685)

Stock Options Exercised...........                           --          194           --          --              --           194
                                                          -----       ------       ------    --------         -------      --------

Balance, December 31, 2000........                          210       41,779       (1,685)    234,992          (1,407)      273,889

Net Income........................        $19,590            --           --           --      19,590              --        19,590

Dividends Declared ($.48 per share)                          --           --           --     (10,018)             --       (10,018)

Translation Adjustments...........           (928)           --           --           --          --            (928)         (928)

Additional Pension Liability......         (1,529)           --           --           --          --          (1,529)       (1,529)
                                          -------

Comprehensive Income..............        $17,133            --           --           --          --              --            --
                                          =======

Common Stock Repurchased .........                           --           --       (1,042)         --              --        (1,042)

Stock Options Exercised...........                           --          188           --          --              --           188
                                                          -----      -------      -------    --------         -------      --------

Balance, December 31, 2001........                         $210      $41,967      $(2,727)   $244,564         $(3,864)     $280,150
                                                          =====      =======      ========   ========         ========     ========



See accompanying Notes to Consolidated Financial Statements.

REGAL-BELOIT CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars Except Share Information)
                                                                     For the Year Ended December 31,
                                                                     -------------------------------
                                                                    2001           2000           1999
                                                                    ----           ----           ----
Cash Flows From Operating Activities:
Net Income ...................................................   $  19,590      $  33,771      $  38,067
Adjustments to reconcile net income to net cash
      provided from operating activities:
      Depreciation and amortization ..........................      31,798         25,549         23,052
      Provision for deferred income taxes ....................       3,014          7,678          1,652
      Change in assets and liabilities, net of acquisitions:
           Receivables .......................................      16,673          8,321          1,093
           Inventories .......................................      17,014         (5,686)         7,066
           Income tax receivable .............................       3,887         (4,069)          --
           Current liabilities and other, net ................     (10,207)       (13,475)          (673)
                                                                 ---------      ---------      ---------

           Net cash provided from operating activities .......      81,769         52,089         70,257

Cash Flows From Investing Activities:
      Additions to property, plant and equipment .............     (15,426)       (16,994)       (11,422)
      Business acquisitions ..................................      (3,629)      (269,232)       (32,083)
      Sale of property, plant and equipment ..................         650          2,725             49
      Other, net .............................................         159         (1,519)        (1,216)
                                                                 ---------      ---------      ---------

      Net cash (used in) investing activities ................     (18,246)      (285,020)       (44,672)

Cash Flows From Financing Activities:
      Additions to long-term debt ............................       2,000        270,000          1,000
      Repayment of long-term debt ............................     (50,598)       (24,598)       (19,047)
      Repurchase of common stock .............................      (1,042)        (1,685)          --
      Stock issued under option plans ........................         188            194            726
      Dividends paid to shareholders .........................     (10,022)       (10,075)       (10,057)
                                                                 ---------      ---------      ---------
      Net cash (used in) provided from financing activities...     (59,474)       233,836        (27,378)

EFFECT OF EXCHANGE RATE ON CASH ..............................         (32)           (22)           (26)
                                                                 ---------      ---------      ---------

      Net increase (decrease) in cash and cash
      equivalents ............................................       4,017            883         (1,819)
      Cash and cash equivalents at beginning of year .........       2,612          1,729          3,548
                                                                 ---------      ---------      ---------
      Cash and cash equivalents at end of year ...............   $   6,629      $   2,612      $   1,729
                                                                 =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the year for:
           Interest ..........................................   $  22,607      $  14,924      $   9,520
           Income Taxes ......................................   $   7,265      $  18,348      $  24,886


See accompanying Notes to Consolidated Financial Statements.

REGAL-BELOIT NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Three Years Ended December 31, 2001

(1)      Nature of Operations

         REGAL-BELOIT CORPORATION (the Company) is a United States-based multinational corporation. The Company is organized into two operating groups, the Mechanical Group with its principal line of business in mechanical products which control motion and torque, and the Electrical Group, with its principal line of business in electric motors and power generation products. The principal markets for the Company's products and technologies are within the United States.
--------------------------------------------------------------------------------
(2)      Accounting Policies

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. The minority interest in the earnings of the majority owned consolidated subsidiary is not material.

Revenue Recognition

         Sales and related cost of sales for all products are recognized upon shipment of the products, as shipments are FOB shipping point.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. ("GAAP") requires management to make estimates and assumptions, in certain circumstances, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

         Net assets of non-U.S. subsidiaries, whose functional currencies are other than the U.S. Dollar, are translated at the rates of exchange in effect as of year-end. Income and expense items are translated at the average exchange rates in effect during the year. The translation adjustments relating to net assets are recorded directly into a separate component of shareholders' investment. Certain other translation adjustments continue to be reported in net income and were not significant in any of the three years ended December 31, 2001.

Cash and Cash Equivalents

         Cash and cash equivalents consist primarily of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at date of acquisition. The carrying value of cash equivalents closely approximates their fair market value.

Life Insurance Policies

         The Company maintains life insurance policies on certain officers and management which name the Company as beneficiary. The total face value of these policies was $7,963,000 at both December 31, 2001 and 2000. The cash surrender value, net of policy loans, is $251,000 and $3,209,000 at December 31, 2001 and 2000, respectively, and is included as a component of Other Noncurrent Assets.

Intangible Assets

         The cost of goodwill and other intangible assets is amortized on a straight-line basis over the estimated periods benefited ranging from 5 to 40 years. Goodwill amortization was $8,401,000, $4,994,000 and $3,845,000 in 2001,
2000 and 1999, respectively. Accumulated goodwill amortization was $23,965,000 at December 31, 2001 and $15,564,000 at December 31, 2000.

         Effective January 1, 2002, goodwill will no longer be amortized, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". Intangible assets with definitive lives will continue to be amortized. Goodwill and intangible assets will be evaluated in 2002 for impairment of their carrying values and at least annually thereafter. Earnings will be charged if the carrying value of goodwill or an intangible asset exceeds its fair market value.

Impairment of Long-Lived Assets

         The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses these assets for impairment based on estimated future cash flows from these assets.

Inventories

         The approximate percentage distribution between major classes of inventory is as follows:
                                                 December 31,
                                             ----------------------
                                               2001         2000
                                             ---------    ---------

        Raw Material....................        11%          11%
        Work In Process.................        19%          21%
        Finished Goods and
           Purchased Parts..............        70%          68%

Inventories are stated at cost, which is not in excess of market. Cost for approximately 87% of the Company's inventory at December 31, 2001 and 89% in 2000, was determined using the last-in, first-out (LIFO) method. If all inventories were valued on the first-in, first-out (FIFO) method, they would have increased by $4,417,000 and $3,233,000 as of December 31, 2001 and 2000, respectively. Material, labor and factory overhead costs are included in the inventories.

Property, Plant and Equipment

         Property, plant and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred and major renewals and improvements are capitalized.

         The cost of property, plant and equipment retired or otherwise disposed of is removed from the accounts, the accumulated depreciation is removed from related reserves, and the net gain or loss is reflected in income.

         The provisions for depreciation are based on the estimated useful lives of plant and equipment from the dates of acquisition and are calculated primarily using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The estimated useful lives are:

                     Description                        Life
         ----------------------------------    ------------------

         Buildings and Improvements               10 to 45 years
         Machinery and Equipment                  3 to 15 years

Shipping and Handling Revenues and Costs

         Shipping and handling costs are recorded as costs of sales and the related billings are recorded as sales.

Reclassifications

         Certain reclassifications were made to the 2000 and 1999 financial statements to conform to the 2001 presentation.

Earnings per Share

         The difference between basic and diluted earnings per share is attributable to the incremental shares to be issued under the Company's stock option plans which totaled 255,308, 11,766 and 210,398 at December 31, 2001, 2000 and 1999, respectively.

--------------------------------------------------------------------------------
(3)      Leases and Rental Commitments

         Rental expenses charged to operations amounted to $7,314,000 in 2001, $4,934,000 in 2000 and $4,189,000 in 1999. The Company has future minimum rental commitments under operating leases as shown in the following table:

              Year                (In Thousands of Dollars)
        ------------------    -----------------------------------
              2002                          $4,164
              2003                           3,081
              2004                           2,926
              2005                           2,227
              2006                           1,847
           Thereafter                        2,037
--------------------------------------------------------------------------------
(4)      Acquisitions

         On January 16, 2001, the Company acquired, for cash, selected assets of Philadelphia Gear Company, which now comprises the Company's spiral bevel gear product line. The purchased assets included inventory and selected machinery, equipment and tooling. The operating results and assets purchased are not material to the performance or financial position of the Company.

         On September 29, 2000, the Company acquired 100% of the stock of Leeson Electric Corporation, a private company, for approximately $260,000,000 in cash. During 2001, the purchase price allocation was finalized and resulted in an increase to goodwill of approximately $4,000,000. This resulted in approximately $86,000,000 of the purchase price being allocated to the net assets acquired, and the remaining $174,000,000 being recorded as goodwill. Leeson is a leading North American manufacturer and marketer of electric motors and related products. On June 29, 2000, the Company acquired the assets and liabilities of Thomson Technology, Inc. ("TTI") for approximately $10,000,000. TTI is a Vancouver, BC, Canada based manufacturer of power systems controls for the worldwide power generation market.

         On May 28, 1999, the Company purchased the Lincoln Motors business of Lincoln Electric Holdings, Inc., for a cash purchase price of approximately $32,100,000. Lincoln Motors manufactures and markets a line of AC electric motors from 1 horsepower to 800 horsepower.
--------------------------------------------------------------------------------
(5)      Long-Term Debt and Bank Credit Facilities

                                                                    (In Thousands of Dollars)
                                                                          December 31,
                                                            ------------------------------------------
Long-term debt consists of the following:                          2001                   2000
                                                            --------------------    ------------------
Revolving Credit Facility...............................             $342,000              $392,500
Other...................................................                3,787                 1,116
                                                            --------------------    ------------------
                                                                      345,787               393,616
Less-Current maturities.................................                  120                   106
                                                            --------------------    ------------------
Noncurrent portion......................................             $345,667              $393,510
                                                            ====================    ==================

         The Company maintains a $375,000,000 revolving credit facility which expires December 31, 2005 (the "Facility"). The Facility permits the Company to borrow at interest rates based upon a margin above LIBOR, which margin varies with the ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). These interest rates also vary with LIBOR. The Facility, as amended during 2001, restricts the payment of dividends to the current $.12 per quarter and also limits acquisitions for cash to $15 million for an individual acquisition and to $30 million in the aggregate. The Company has pledged in the amended facility the stock of its major subsidiaries as security for this agreement. The stock pledge and the dividend and acquisition restrictions are subject to release if the Company's ratio of funded debt to EBITDA meets certain requirements. The Facility also includes various financial covenants regarding minimum net worth, permitted debt levels and minimum interest coverage. The most restrictive financial covenant included in the Facility is the ratio of funded debt to EBITDA. This covenant ratio was 4.15 at December 31, 2001, but declines in future quarters throughout 2002 to 3.25 at December 31, 2002. The Company was in compliance with all financial covenants as of December 31, 2001.

         The average balance outstanding under the Facility in 2001 was $372,512,000. The average interest rate paid under the Facility in 2001 was 5.9% and was 4.2% at December 31, 2001. The Company had $30,200,000 of available borrowing capacity, after deducting approximately $2,800,000 for standby letters of credit, under the Facility at December 31, 2001. (See Management's Discussion and Analysis of Financial Statements, "Liquidity and Capital Resources").

         The Company also has other loans with a total balance outstanding of $3,787,000 at December 31, 2001. The largest is a $2,000,000 industrial development bond issue completed on September 6, 2001.

         Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair market value of long-term debt is not materially different from the carrying value.

     Maturities of long-term debt are as follows:

                Year                (In Thousands of Dollars)
         --------------------    ---------------------------------

                2002                            $120
                2003                             107
                2004                             232
                2005                         342,222
                2006                             678
                Thereafter                     2,428
                                            --------
                Total                       $345,787
                                            ========
--------------------------------------------------------------------------------
(6)      Contingencies

         The Company is, from time to time, party to lawsuits arising from its normal business operations. It is believed that the outcome of these lawsuits will have no material effect on the Company's financial position or its results of operations.
--------------------------------------------------------------------------------
(7)      Retirement Plans

         The Company has a number of retirement plans that cover most of its employees. The plans include defined contribution plans and defined benefit plans. The defined contribution plans provide for company contributions based, depending on the plan, upon one or more of participant contributions, service and profits. Company contributions to defined contribution plans totaled $3,329,000, $4,628,000 and $4,820,000 in 2001, 2000 and 1999, respectively.
Benefits provided under defined benefit plans are based, depending on the plan, on employees' average earnings and years of credited service, or a benefit multiplier times years of service. Funding of these qualified defined benefit plans is in accordance with federal laws and regulations.

         Net periodic pension benefit costs for the defined benefit plans were as follows:
                                      (In Thousands of Dollars)
                                --------------------------------------
                                   2001          2000         1999
                                -----------    ---------    ----------

         Service cost......        $1,330       $1,253       $1,375
         Interest cost.....         3,078        2,993        2,809
         Expected return
            on plan assets.        (5,410)      (4,858)      (4,158)
         Net amortization
            and deferral...          (355)        (125)          58
                                -----------    ---------    ----------
         Net periodic
            (income)
            expense........       $(1,357)       $(737)         $84
                                ===========    =========    ==========

         The following table presents a reconciliation of the funded status of the defined benefit plans using an assumed discount rate of 7.5% in 2001 and 2000, annual compensation increases of 3.75% in 2001 and 4.5% in 2000, and an assumed long-term rate of return on plan assets of 9.0% in 2001 and 2000.

                                                (In Thousands of Dollars)
                                               -----------------------------
                                                   2001            2000
                                               -------------    ------------
Change in projected benefit obligation:
Obligation at beginning of period.........        $41,042          $39,909
Service cost..............................          1,330            1,253
Interest cost.............................          3,078            2,993
Change in assumptions.....................           (882)          (1,293)
Plan amendments...........................            403              131
Benefits paid.............................         (1,863)          (1,951)
                                               -------------    ------------
Obligation at end of period...............         43,108           41,042
                                               -------------    ------------

Change in fair value
of plan assets:
Fair value of plan assets at beginning
   of period..............................         60,844           60,601
Actual (loss) return on plan assets.......        (11,582)           1,827
Employer contributions....................            282              367
Benefits paid.............................         (1,863)          (1,951)
                                               -------------    ------------
Fair value of plan assets at end of                47,681           60,844
   period.................................
                                               -------------    ------------

Funded status.............................          4,573           19,802

Unrecognized net actuarial loss
   (gain)..................................         3,251          (13,289)
Unrecognized prior service costs...........         1,252              924
                                               -------------    ------------
Net amount recognized......................        $9,076           $7,437
                                               =============    ============

Amounts recognized in balance sheets:
     Prepaid benefit cost..................       $11,077          $10,728
     Accrued benefit liability.............        (3,906)          (3,291)
     Intangible asset......................           376               --
     Accumulated other comprehensive
        loss...............................         1,529               --
                                               -------------    ------------
     Net amount recognized.................        $9,076           $7,437
                                               =============    ============

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were $7,740,000, $7,699,000 and $4,094,000, respectively, as of December 31, 2001, and $3,105,000, $3,054,000 and $0,
respectively, as of December 31, 2000.
--------------------------------------------------------------------------------
(8)      Shareholders' Investment

     The Company has two stock option plans available for new grants to officers, directors and key employees, the 1991 Flexible Stock Incentive Plan and the 1998 Stock Option Plan. Additionally, the Company's 1987 Stock Option Plan, which has expired as to new grants, has shares previously granted remaining outstanding. Options under all the plans were granted at prices that equalled the market value on the date of the grant and with a maximum term of 10 years from the date of grant. Options vest over various periods up to 10 years. A summary of the Company's three stock option plans follows:

                                                                   At December 31, 2001
                                             -----------------------------------------------------------------
                                                 1987 Plan               1991 Plan              1998 Plan
                                             -------------------    --------------------    ------------------
Total Plan shares........................          450,000                1,000,000             1,000,000
Options granted..........................          449,850                  776,682               691,600
Options outstanding......................           38,700                  745,124               676,300
Options available for grant..............               --                  223,318               308,400

         A summary of the status of the Company's three stock option plans as of December 31, 2001, 2000 and 1999, and changes during the years then ended is presented below:

                                         2001                          2000                           1999
                              ---------------------------    --------------------------     --------------------------
                                Shares        Weighted         Shares       Weighted          Shares       Weighted
                                              Average                       Average                        Average
                                              Exercise                      Exercise                       Exercise
                                                Price                         Price                          Price
                              -----------     -----------    -----------    -----------     -----------    -----------
Outstanding at beginning
   of year.................   1,477,718           $18.01     1,430,682         $18.47         839,018         $14.18
Granted....................      41,850            18.71       134,750          18.14         705,700          22.65
Exercised..................     (26,194)            7.52       (26,018)          6.97         (78,336)          9.33
Forfeited..................     (33,250)           21.28       (61,696)         22.61         (35,700)         23.43
                              -----------     -----------    -----------    -----------     -----------    -----------
Outstanding at end of year.   1,460,124           $18.49     1,477,718         $18.01       1,430,682         $18.47

Options exercisable at
   year-end................     889,824                        865,968                        656,265

         The following table provides information on the three Plans at various exercise price ranges:

                                                               Range of Exercise Prices
                                   -----------------------------------------------------------------------------------
                                   $7.18-$10.78      $10.79-$16.18     $16.19-$24.27    $24.28-$32.44       Total
                                   --------------    -------------     -------------    ------------     -------------
Options outstanding
   at 12/31/01                         355,510            34,464           963,300         106,850         1,460,124

Options exercisable
   at 12/31/01                         355,510            29,464           401,000         103,850           889,824

         The Company accounts for its stock option plans under APB Opinion No.
25. Accordingly, no compensation cost has been recognized in the statements of income. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 "Accounting for Stock-Based Compensation", the Company's net income and earnings per share ("EPS") would have been reduced to the following pro-forma amounts:

                                                                  (In Thousands, Except Per Share Data)
                                                     --------------------------------------------------------------
                                                             2001                   2000                  1999
                                                     ---------------------    ------------------    ---------------
Net income:
     As Reported................................              $19,590               $33,771               $38,067
     Pro Forma..................................              $18,886               $33,018               $36,532
Earnings Per Share
     As Reported................................                 $.94                 $1.61                 $1.82
     Pro Forma..................................                 $.91                 $1.57                 $1.74
Earnings Per Share - Assuming Dilution
     As Reported................................                 $.93                 $1.61                 $1.80
     Pro Forma..................................                 $.89                 $1.57                 $1.73

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: risk-free interest rates of 5.1%, 6.3% and 5.4%; expected dividend yield of 2.5% for all years; expected option lives of 7.0 for all years; expected volatility of 33% in both 2001 and 2000, and 32% in 1999.

         On January 28, 2000, the Board of Directors approved a Shareholder Rights Plan (the "Plan"). Pursuant to this Plan, one common share purchase right is included with each outstanding share of common stock. In the event the rights become exercisable, each right will initially entitle its holder to buy one-half of one share of the Company's common stock at a price of $60 per share (equivalent to $30 per one-half share), subject to adjustment. The rights will become exercisable if a person or group acquires, or announces an offer for, 15% or more of the Company's common stock. In this event, each right will thereafter entitle the holder to purchase, at the right's then-current exercise price, common stock of the Company or, depending on the circumstances, common stock of the acquiring corporation having a market value of twice the full share exercise price. The rights may be redeemed by the Company at a price of one-tenth of one cent per right at any time prior to the time a person or group acquires 15% or more of the Company's common stock. The rights expire on January 28, 2010, unless otherwise extended.

         The Board of Directors approved in 2000 a repurchase program of up to 2,000,000 common shares of Company stock. Management was authorized to effect purchases from time to time in the open market or through privately negotiated transactions. Through December 31, 2001, the Company repurchased 159,900 shares at an average purchase price of $17.06 per share. Management ceased repurchases in January 2001.

--------------------------------------------------------------------------------
(9)      Income Taxes

         Earnings before income taxes consisted of the following:

                                            (In Thousands of Dollars)
                                         ------------------------------------
                                           2001          2000         1999
                                         ----------    ---------    ---------

United States . . . . . . . . . . . .      $30,213      $55,879      $62,143
Foreign . . . . . . . . . . . . . . .        3,829          671        1,111
                                         ----------    ---------    ---------
Total . . . . . . . . . . . . . . . .      $34,042      $56,550      $63,254
                                         ==========    =========    =========

         The provision for income taxes is summarized as follows:

                                             (In Thousands of Dollars)
                                         ------------------------------------
                                           2001          2000         1999
                                         ----------    ---------    ---------

Current
     Federal . . . . . . . . . . . . .      $9,155      $12,858      $20,594
     State . . . . . . . . . . . . . .       1,186        1,995        2,321
     Foreign . . . . . . . . . . . . .       1,097          248          620
                                         ----------    ---------    ---------
                                            11,438       15,101       23,535

Deferred . . . . . . . . . . . . . . .       3,014        7,678        1,652
                                         ----------    ---------    ---------
                                           $14,452      $22,779      $25,187
                                         ==========    =========    =========

         A reconciliation of the statutory Federal income tax rate and the effective tax rate reflected in the statements of income follows:

                                           2001          2000         1999
                                         ----------    ---------    ---------

Federal statutory tax rate . . . . . .      35.0%         35.0%         35.0%
State income taxes, net of federal
  benefit  . . . . . . . . . . . . . . .     2.3           2.5           3.0
Nondeductible goodwill amortization          4.0           2.4           2.3
Other, net . . . . . . . . . . . . . .       1.2            .4           (.5)
                                         ----------    ---------    ---------
Effective tax rate . . . . . . . . . .      42.5%         40.3%         39.8%
                                         ==========    =========    =========

         Deferred taxes arise primarily from differences in amounts reported for tax and financial statement purposes. The Company's net deferred tax liability as of December 31, 2001 of $34,602,000 is classified on the consolidated balance sheet as a current income tax benefit of $8,420,000 and a long-term deferred income tax liability of $43,022,000. The December 31, 2000 net deferred tax liability was $31,588,000, consisting of a current income tax benefit of $9,475,000 and a long-term deferred income tax liability of $41,063,000. The components of this net deferred tax liability are as follows:

                                         (In Thousands of Dollars)
                                                December 31
                                        -----------------------------
                                           2001             2000
                                        ------------    -------------

Federal operating
   loss carry forward . . . . . . . .         $277             $401
Accrued employee
   benefits . . . . . . . . . . . . .        1,349            1,495
Bad debt reserve  . . . . . . . . . .          768              443
Warranty reserve  . . . . . . . . . .          682            1,067
Other . . . . . . . . . . . . . . . .          215            2,542
                                        ------------    -------------
   Deferred tax assets  . . . . . . .        3,291            5,948


Property related  . . . . . . . . . .      (29,121)         (29,643)
Inventory . . . . . . . . . . . . . .       (4,935)          (3,608)
Other . . . . . . . . . . . . . . . .       (3,837)          (4,285)
                                        ------------    -------------
   Deferred tax liabilities . . . . .      (37,893)         (37,536)
                                        ------------    -------------
Net deferred tax liability. . . . . .     $(34,602)        $(31,588)
                                        ============    =============
--------------------------------------------------------------------------------
(10)     Industry Segment Information

         The Company's reportable segments are strategic businesses that offer different products and services. The Company has two such reportable segments:
Mechanical Group and Electrical Group. The Mechanical Group produces mechanical speed reducers and related products for sale to original equipment manufacturers and distributors. The Electrical Group produces electric motors, power generation equipment and related products for sale to original equipment manufacturers and distributors.

         The Company evaluates performance based on the segments' income from operations. Corporate costs have been allocated to each group based primarily on the net sales of each group. The reported net sales of each segment are solely from external customers. No single customer accounts for 10% or more of the Company's net sales.

         The Company's products manufactured and sold outside the United States were approximately 8%, 4% and 3% of net sales in 2001, 2000 and 1999, respectively. Export sales from U.S. operations were approximately 6% of net sales in 2001, 6% in 2000 and 7% in 1999.

         Pertinent data for each industry segment in which the Company operated for the three years ended December 31, 2001 is as follows:

                                                             (In Thousands of Dollars)
                              ----------------------------------------------------------------------------------------
                                                                                                        Depreciation
                                                 Income From       Identifiable        Capital               and
                               Net Sales          Operations          Assets         Expenditures       Amortization
                              -------------     ---------------    --------------    --------------     --------------
2001
Mechanical Group . . . . .      $206,615            $15,872          $125,201            $5,110             $8,824
Electrical Group . . . . .       456,956             40,188           621,398(A)         10,316             22,974
                              -------------     ---------------    --------------    --------------     --------------
Total REGAL-BELOIT . . . .      $663,571            $56,060          $746,599           $15,426            $31,798
                              =============     ===============    ==============    ==============     ==============

2000
Mechanical Group . . . . .      $244,249            $30,794          $142,145            $6,515             $9,663
Electrical Group . . . . .       353,954             40,814           650,262(A)         10,479             15,886
                              -------------     ---------------    --------------    --------------     --------------
Total REGAL-BELOIT . . . .      $598,203            $71,608          $792,407           $16,994            $25,549
                              =============     ===============    ==============    ==============     ==============

1999
Mechanical Group . . . . .      $254,967            $35,732          $145,391            $4,257            $10,910
Electrical Group . . . . .       295,694             36,708           362,774(A)          7,165             12,142
                              -------------     ---------------    --------------    --------------     --------------
Total REGAL-BELOIT . . . .      $550,661            $72,440          $508,165           $11,422            $23,052
                              =============     ===============    ==============    ==============     ==============

(A)      Includes $312,735 in 2001, $316,295 in 2000 and $143,314 in 1999 of goodwill relating to Electrical Group acquisitions.
